Exhibit 99.1

SMART PEOPLE SUPERB TECHNOLOGY

SS&C Announces Two-for-One Stock Split

WINDSOR, CT, May 25, 2016 – SS&C Technologies Holdings, Inc. (Nasdaq:SSNC), a global provider of financial services software and software-enabled services, today announced that its Board of Directors has approved a two-for-one stock split to be effected in the form of a stock dividend of one share of common stock for every share of common stock. The dividend will be distributed on or about June 24, 2016 to shareholders of record at the close of business on June 7, 2016.

“We are pleased to announce this two-for-one stock split, which will be delivered in the form of a stock dividend,” said Bill Stone, Chairman and Chief Executive Officer, SS&C Technologies. “We believe an increase in total shares outstanding will facilitate liquidity and improve trading.”

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. Some 10,000 financial services organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $44 trillion in assets.

For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations

Tel: +1- 212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies 80 Lamberton Road Windsor, CT 06095 USA

Tel +1-800-234-0556 +1-860-298-4500 Fax +1-860-298-4987 E-mail solution@sscinc.com